Exhibit 99.1

Nasdaq Raises Offer Price for Oslo Børs VPS and Reaffirms its Commitment to the Offer

Raises offer price to NOK 158, reduces minimum acceptance condition, extends acceptance period and Drop-dead Date and reaffirms its commitment to its six-point program for the development and enhancement of Oslo Børs VPS and the Norwegian capital market

•	Nasdaq remains highly committed to completing its acquisition of Oslo Børs VPS and to providing the best long term solution for the Norwegian financial ecosystem

•	Nasdaq raises its offer price from NOK 152 to NOK 158

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Nasdaq reduces the minimum acceptance condition of its offer from more than 90% to at least two-thirds of the shares of Oslo Børs VPS, or such higher percentage as may be necessary to comply with any applicable regulatory requirement

•	Nasdaq reaffirms its commitment to its six-point program for the development and enhancement of Oslo Børs VPS and the Norwegian capital market

•

Shareholders representing more than one-third of the shares in Oslo Børs VPS that have provided pre-acceptances to Nasdaq reaffirm their support for the Offer as the best solution for Oslo Børs VPS and the Norwegian capital market and extend the terms of their irrevocable pre-acceptances

•	Nasdaq extends the acceptance period for its offer to March 29, 2019 and also extends the Drop-dead Date

•	The Offer is not subject to Nasdaq shareholder approval

Oslo, Norway and Stockholm, Sweden, March 4, 2019 – Nasdaq AB, an indirect subsidiary of Nasdaq, Inc. (Nasdaq: NDAQ) (“Nasdaq”), announced today that it remains highly committed to its offer (the “Offer”) to acquire all of the issued shares of Oslo Børs VPS Holding ASA (NOTC: OSLO/OTCMKTS: OSBHF) (“Oslo Børs VPS”) made pursuant to its offer document published on February 4, 2019 (the “Offer Document”) and to completing its acquisition of Oslo Børs VPS, which provides the best long term solution for the Norwegian financial ecosystem.

Nasdaq is increasing its offer price from NOK 152 to NOK 158 in cash per share in Oslo Børs VPS (the “Increased Offer Price”), plus an interest payment of 6% per annum on the Increased Offer Price, pro-rated per day from January 29, 2019 until the conditions to the Offer have been fulfilled or waived. The Increased Offer Price values the entire issued share capital of Oslo Børs VPS at NOK 6,795 million, or approximately $795 million, and represents a premium of 44% to the undisturbed closing price of the Oslo Børs VPS shares on the NOTC on December 17, 2018.

In order to provide greater assurance to shareholders of Oslo Børs VPS, Nasdaq is reducing the minimum acceptance condition under the Offer from more than 90% of the shares of Oslo Børs VPS to at least two-thirds of such shares (or such higher percentage as may be necessary to comply with any applicable regulatory requirement).

Shareholders representing more than one-third of the shares in Oslo Børs VPS that have provided pre-acceptances to Nasdaq, have reaffirmed their support for the Offer as the best solution for Oslo Børs VPS and the Norwegian capital market. These shareholders also reaffirmed their intention not to accept the offer made by Euronext N.V. (the “Euronext Offer”) or any amended, restated, or supplemented or new offer made by or on behalf of Euronext N.V. Finally, these shareholders have agreed to extend the terms of their irrevocable pre-acceptances of the Offer from December 31, 2019 to the date which is the later of: (i) March 4, 2020; and (ii) the date which is sixty (60) days after the Euronext Offer lapses, closes or is withdrawn. These pre-acceptances include an obligation not to accept the Euronext Offer and are irrevocable and unconditional, including in the event of a higher offer, until the date referred to above. Nasdaq continues to be in constructive dialogue with Oslo Børs VPS current shareholders.

“We remain confident that our offer is the superior solution for the shareholders, members, issuers, investors and employees of Oslo Børs VPS,” said Adena Friedman, President and CEO of Nasdaq. “Nasdaq has a strong track record of successfully operating exchanges in the Nordic region, and we have repeatedly proven that we are able to combine the advantages of being one of the world’s leading market operators with an ability to facilitate the distinctions and individual strengths of national financial ecosystems.”

Nasdaq reaffirms its vision to unite the Nordic capital market by bringing the Norwegian financial ecosystem together with the Danish, Finish, Icelandic and Swedish ecosystems running on the same world leading technology. This united Nordic capital market will maintain the local characteristics important to the specific uses and best practices developed over decades in Norway and throughout the other Nordic countries. While leveraging the unique strengths and qualities of Oslo Børs VPS, Nasdaq will also provide Norwegian listed companies with access to Nasdaq’s global network, providing increased visibility outside of the Nordics, including North America. Finally, a united Nordic capital market infrastructure will enhance even more the already high level of engagement between regulatory bodies and governmental authorities in all the Nordic countries.

Following the successful completion of the transaction, Nasdaq will demonstrate its commitment to the development and enhancement of Oslo Børs VPS and the Norwegian capital market through the following six-point program:

1)	Ensure that Oslo Børs VPS has its own separate and influential voice within Nasdaq Nordic

Nasdaq will establish a new and unique Norwegian Advisory Board, ensure Norwegian representation on Nasdaq Nordic’s committees and maintain the Norwegian approach to regulation and supervision.

Nasdaq will also make sure that the unique characteristics of Oslo Børs VPS and the Norwegian financial market will be preserved. Current trading hours and local holidays will be recognized under Nasdaq ownership.

2)	Create a Center of Excellence in Custody and Settlement Services

Nasdaq will capitalize on, and further develop, VPS within the Nordic environment and make it Nasdaq’s regional Center of Excellence for custody and settlement services, including developing an international solution offering in the post-trade area based on the depth of existing expertise of VPS.

Today, Nasdaq operates two central securities depositories (CSDs) in the Nordic and Baltic region, and VPS would complement those offerings and provide the scale needed to extend operations into other parts of the region.

3)	Create a Center of Excellence in Commodities

Nasdaq will leverage the unique Norwegian-based talent and experience to build a Center of Excellence in commodities, with Oslo Børs VPS as the core of our global operations.

Oslo Børs VPS is already one of the world’s leading commodities marketplaces. This will be combined with the power derivatives exchange based in Norway that Nasdaq has operated for more than a decade.

4)	Maintain Oslo Børs VPS’ leading global position in the Ocean Economy

Nasdaq will enable Oslo Børs VPS and its listed companies, including companies within the important energy, shipping and seafood sectors, to reach a wider base of investors by tapping into Nasdaq’s global platform and broad capabilities, including leveraging its resources, technology, data and household name brand.

5)	Support continuing development of the Norwegian financial markets

Nasdaq will promote financial market development in Norway by making full-use of the depth of talent and expertise in Oslo, particularly in exchange and post-trade services and in IT generally. This also includes leveraging existing product offerings and creating new ones.

With its global presence, Nasdaq will increase exposure to Norway’s financial markets for market participants that are located elsewhere in the Nordics, as well as in North America – both regions being important sources of foreign investment for the country. Nasdaq will strengthen and further develop listing and trading of equity, bonds, equity certificates and derivatives.

The ability to use a common technology platform and network protocol in the Nordic countries would allow stakeholders already active in the region to enjoy working on a familiar exchange platform, while Norwegian issuers get access to a broader pan-Nordic network of trading members and investors.

6)	Promote a better environment for small and medium enterprises (SMEs)

Nasdaq will continue to nurture the Norwegian SME marketplace, including the high yield market which is an important source of capital.

In recent years, the majority of new listings on Nasdaq Nordic markets have been SMEs. Nasdaq, by partnering with Oslo Børs VPS, will provide Norwegian SMEs with access to a pan-Nordic network of trading members, banks and investors as well as access to an international marketplace through Nasdaq First North.

Today, 348 companies are listed on First North and since 2016, 190 companies have together raised more than $2.2 billion of capital. More than 70 companies now listed on Nasdaq’s Nordic Main Markets have started their growth journey on First North.

“Nasdaq’s ownership of Oslo Børs VPS is the best way to serve the Norwegian financial ecosystem”, says Lauri Rosendahl, President, Nasdaq Nordic. “To Nasdaq, embracing the uniqueness of the local markets is not a catch phrase, it’s in our business DNA. We want to combine both companies’ experience and knowledge that have made each of us what we are, while maintaining the unique aspects of Oslo Børs VPS.”

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The acceptance period for the Offer, previously set to expire on March 4, 2019 at 17.30 CET, has been extended to March 29, 2019 at 17.30 CET, and the Drop-dead Date (as defined in the Offer Document) has been extended from December 31, 2019 to the date which is the later of: (i) March 4, 2020; and (ii) the date which is sixty (60) days after the Euronext Offer lapses, closes or is withdrawn. Nasdaq may in its sole discretion further extend or re-open the acceptance period for the Offer (one or more times) prior to the Drop-dead Date (as so extended), subject to Nasdaq AB’s obligation to re-open the acceptance period for the Offer, or by other adequate means permit shareholders of Oslo Børs VPS to accept the Offer, if the minimum acceptance condition has not been satisfied or waived prior to the expiry of the acceptance period and the Euronext Offer is withdrawn after the expiry of the acceptance period but prior to the Drop-dead Date.

Nasdaq remains confident that the outstanding conditions of its Offer can be satisfied within a reasonable timeframe. Nasdaq notes that, in contrast to the Euronext Offer, its Offer is not subject to Nasdaq shareholder approval, which provides greater assurance to shareholders of Oslo Børs VPS that the Offer is capable of being successfully completed.

Nasdaq submitted its application for authorization of its acquisition of Oslo Børs VPS to the Norwegian Financial Supervisory Authority and received confirmation that its application was complete on February 15, 2019. Given the importance of the regulatory approval process, Nasdaq does not expect to make further announcements regarding any of the material terms of the Offer until the outcome of that process is known.

For additional information on the strategic rationale for, and the terms and conditions of, the Offer and on Nasdaq’s future plans for the development of and strengthening of Oslo Børs VPS and the Nordic region’s financial ecosystem generally, please refer to the Offer Document which is available at http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights.

For further information, please contact:

Nasdaq:

David Augustsson

+46-734496135; david.augustsson@nasdaq.com

Important Information about the Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer to purchase all the shares of Oslo Børs VPS is contained in the Offer Document. The complete Offer Document is, subject to restrictions under applicable securities laws, being distributed free of charge to all Oslo Børs VPS’ shareholders registered in Oslo Børs VPS’ share register in Verdipapirsentralen (the Norwegian Central Securities Depository) as of February 1, 2019 and is available at http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights.

The distribution of the Offer Document and the making of the Offer may in certain jurisdictions be restricted by law, including without limitation in Canada, Australia and Japan. Accordingly, the Offer is not made and does not constitute an offer or solicitation in these jurisdictions, or in any jurisdiction or to any person where the making or acceptance of the offer or solicitation would be in violation of the laws or regulations of such jurisdiction.

The Offer is being made to shareholders of Oslo Børs VPS resident in the United States in reliance on the Tier I exemption pursuant to Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $12 trillion.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release relating to future status and circumstances, including statements regarding the anticipated offer timeline are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of Nasdaq and its subsidiaries. Such risk factors may include the ability of Nasdaq to receive regulatory approvals necessary for the Offer, ability of Nasdaq to complete the Offer and any other risk factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements speak only as of the date on which they were made and Nasdaq has no obligation (and undertakes no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for as required by applicable laws and regulations.

Website Disclosure

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”